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                                                                   EXHIBIT 99.1

KEY ENERGY GROUP, INC.
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NEWS RELEASE

FOR IMMEDIATE RELEASE:                                        CONTACT: JIM DEAN
WEDNESDAY, OCTOBER 8, 1997                                       (732) 247-4822

           KEY ENERGY ANNOUNCES THE CONVERSION OF $47.4 MILLION OF 7%
         CONVERTIBLE DEBENTURES AND FULL EXERCISE OF THE OVER-ALLOTMENT
             OPTION IN THE PRIVATE OFFERING OF 5% CONVERTIBLE NOTES

EAST BRUNSWICK, N.J., Oct. 8, 1997 - Key Energy Group, Inc. (ASE:KEG) announced today that $47.4 million of its 7% convertible subordinated debentures, due 2003, have been converted into 5,062,369 shares of its common stock. Following the conversion, a principal amount of $4.6 million in debentures remains outstanding. In addition, Key Energy announced that it had planned an additional $16.0 million of its 5% convertible subordinated notes in a private offering under Rule 144A pursuant to an over-allotment option granted by Key Energy to the initial purchasers bringing the total amount placed to $216.0 million. The net proceeds from the placement of the notes, of approximately $210 million, were used to reduce the company's senior indebtedness which currently bears interest in excess of 8.0% on average.

Francis D. John, Chairman and Chief Executive Officer, stated, "The conversion of the debentures into common stock has several positive effects for us, including a significant reduction in our indebtedness and leverage ratios, a reduction in borrowing costs going forward and an increase in the trading liquidity or float of our common stock." Mr. John added, "The conversion of the 7% debentures produced essentially no dilution to the company's fully-diluted earnings per share due to reduced future borrowing costs. The full exercise of the over-allotment option in the private offering of the 5% convertible notes further reduces higher cost senior indebtedness and also increases our borrowing capacity. As a result of the completion of both transactions, we have reduced our cost of capital, materially lowered the senior portion of our indebtedness, and enhanced the financial positioning of the company for future growth."

Key Energy Group, Inc. is a holding company with diversified energy operations including well servicing/workover services, contract drilling and oil and natural gas production. The company has operations in most major domestic onshore producing regions and in Argentina.

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             TWO TOWER CENTER, 10TH FLOOR, EAST BRUNSWICK, NJ 08816
                 TELEPHONE: (908) 247-4822 FAX: (908) 247-5148